Free Writing Prospectus to Preliminary Pricing Supplement No. 18,038

Registration Statement Nos. 333-293641; 333-293641-01

Dated August 12, 2026; Filed pursuant to Rule 433

Morgan Stanley

6-Year SPX Trigger PLUS

This document provides a summary of the terms of the Trigger PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement, tax supplement and prospectus, and the “Risk Considerations” on the following page,prior to making an investment decision.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	September 3, 2032
Underlying index:	S&P 500® Index (SPX)
Payment at maturity per Trigger PLUS:

If the final index value is greater than the initial index value:

$1,000 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level:

$1,000

If the final index value is less than the trigger level:

$1,000 × index performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of more than 15%, and possibly all, of your investment.

Leveraged upside payment:	$1,000 × leverage factor × index percent increase
Leverage factor:	130%
Maximum payment at maturity	$1,850 per Trigger PLUS (185% of the stated principal amount)
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Trigger level:	85% of the initial index value
Valuation date:	August 31, 2032, subject to postponement for non-index business days and certain market disruption events
Index performance factor:	Final index value divided by the initial index value
Stated principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS
Pricing date:	August 31, 2026
Original issue date:	September 3, 2026 (3 business days after the pricing date)
CUSIP/ISIN:	61781DTC2 / US61781DTC29
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988226039639/ms18038_424b2-26436.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity1

The Underlying Index
The Trigger PLUS
$1,850 Hypothetical Maximum Payment at Maturity
$1,000 Stated Principal Amount
PLUS Zone
Payment at Maturity on the Trigger PLUS
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
-100%
-80%
-60%
-40%
-20%
-15%
0%
20%
40%
60%
65.385%
80%
100%
Percentage Change in Final Index Value

Change in Underlying Index	Return on the Trigger PLUS
+100.00%	85.00%
+80.00%	85.00%
+65.385%	85.00%
+60.00%	78.00%
+50.00%	65.00%
+40.00%	52.00%
+20.00%	26.00%
+10.00%	13.00%
0.00%	0.00%
-10.00%	0.00%
-15.00%	0.00%
-16.00%	-16.00%
-20.00%	-20.00%
-40.00%	-40.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Trigger PLUS

●The Trigger PLUS do not pay interest or guarantee return of any principal.

●The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity.

●The market price of the Trigger PLUS will be influenced by many unpredictable factors.

●The Trigger PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the Trigger PLUS is not linked to the value of the underlying index at any time other than the valuation date.

●The estimated value of the Trigger PLUS is $942.50 per Trigger PLUS, or within $55.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●Investing in the Trigger PLUS is not equivalent to investing in the underlying index.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices.

●The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Trigger PLUS.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS.

●The U.S. federal income tax consequences of an investment in the securities offered by the accompanying preliminary pricing supplement are uncertain.

Risks Relating to the Underlying Index

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Trigger PLUS.

●Adjustments to the underlying index could adversely affect the value of the Trigger PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Trigger PLUS–United States federal income tax considerations” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax adviser.